SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

        AMENDMENT NO. 1 TO NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


      The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it hereby is amending its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amendment of notification of registration submits the following information:

Name: FRANKLIN FLOATING RATE MASTER TRUST
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
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Telephone Number (including area code):  (650) 312-2000
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Name and address of agent for service of process:

MURRAY L. SIMPSON, ONE FRANKLIN PARKWAY, SAN MATEO, CA 94403-1906
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                       Copies to: Merrill R. Steiner, Esq.
                      Stradley, Ronon, Stevens & Young, LLP
                            2600 One Commerce Square
                           Philadelphia, PA 19103-7098

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this
amendment to Form N-8A:   YES [x]   NO [ ]



      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amendment of notification of registration to be duly signed on its behalf in San Mateo, California, on the 28th day of June, 2002.

                                        FRANKLIN FLOATING RATE MASTER TRUST

Attest: /S/ DAVID P. GOSS                 By:  /S/ MURRAY L. SIMPSON
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        David P. Goss                          Murray L. Simpson
        Assistant Secretary                    Vice President